Exhibit 16.1

KPMG LLP

American International Plaza

Suite 1100

250 Muñoz Rivera Avenue

San Juan, PR 00918-1819

April 27, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First BanCorp. (the Corporation) and, under the date of March 15, 2018, we reported on the consolidated financial statements of First BanCorp. and subsidiaries as of and for the years ended December 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of December 31, 2017. On April 24, 2018, we informed the Corporation that the auditor-client relationship with KPMG will cease upon the completion of our interim review of the Corporation’s consolidated financial statements as of and for the quarter ended March 31, 2018. We have read First BanCorp.’s statements included under Item 4.01 of its Form 8-K dated April 27, 2018, and we agree with such statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.